Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-220866, 333-223992, and 333-230270) and Form S-3 (Nos. 333-227638, 333-233290, and 333-236389) of Deciphera Pharmaceuticals, Inc. of our report dated March 9, 2020 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 9, 2020